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                                                                    Exhibit 99.1


For further information, contact:
At Citrix:                                   At the Financial Relations Board:
Scott Davidson  (954) 267-2388               Julie Creed (312) 640-6724

Citrix Systems Announces Offering of Convertible Subordinated Notes

Fort Lauderdale, Florida - March 10, 1999 - Citrix Systems, Inc. (NASDAQ
NMS: CTXS) today announced that it intends, subject to market and other conditions, to raise approximately $300 million ($400 million, if the option granted to the initial purchaser is exercised in full) through an offering of convertible subordinated notes to qualified institutional investors.

The company stated that it intends to use the net proceeds of the offering for working capital and other general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemption from such registration requirements.